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                                                                    EXHIBIT 99.2

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PRESS RELEASE                                              [BJ SERVICES LOGO]

CONTACT:     MIKE MCSHANE (713) 462-4239                        BJ SERVICES
                                                         5500 N.W. Central Drive
RELEASE:     IMMEDIATELY                                   Houston, Texas 77092
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                              BJ SERVICES REPORTS
                          REVENUE AND EARNINGS GROWTH
                        DURING ITS SECOND FISCAL QUARTER

Houston, Texas. April 25, 1995. BJ Services Company (BJS-NYSE, CBOE) reported revenue of $106.7 million and net income of $1.4 million during its second fiscal quarter ended March 31, 1995. Revenue increased by 8% and operating earnings more than doubled compared with the second quarter of the prior fiscal year due mainly to increases in Latin America. Correspondingly, net income improved from $.4 million ($.03 per share) to $1.4 million ($.09 per share) for the quarter.

Higher interest rates compared with the previous year caused interest expense to increase by $.7 million to $2.1 million for the quarter. The Company's effective tax rate was 20% during both quarters.

For the six months ended March 31, 1995, the Company reported revenue of $226.1 million and net income of $6.1 million ($.39 per share).

The results do not reflect any of the operations of The Western Company of North America. The acquisition of Western, which closed April 13, 1995, will be accounted for under the purchase method of accounting beginning in the Company's third fiscal quarter.

International Operations Shows 15% Revenue Increase

Led by continued strong results by the Company's Latin America operations, revenue from international operations increased by 15% over the same quarter of the prior year to $60.0 million. Increased stimulation activity with both private and governmental oil companies, and the addition of a stimulation vessel and a coiled tubing barge to service the Lake Maracaibo, Venezuela market contributed to a substantial revenue increase in the Latin America region. Also contributing to the international revenue gain was revenue growth from alliances with other major oilfield service companies.

Gains from Customer Alliances and Offshore Offset Weaker Natural Gas Activity in the U.S.

Despite a 7% decline in the active rig count, revenue from the Company's U.S. operations increased slightly to $46.6 million during the quarter as a result of gains from customer alliances and increased offshore work. The active rig count in the U.S. averaged 708 during the quarter compared with 759 in the prior year's March quarter. Most of the decrease was in the natural gas drilling caused by mild winter weather and the resulting weak natural gas prices. The Company was able to compensate for the activity decline with a continued focus on new product technology that has strengthened its position with major and large independent operators.


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CEO Stewart Comments

CEO J.W. Stewart commented, "While the second fiscal quarter typically represents our weakest quarter, I am pleased with the improvement over the previous year's second quarter, especially in light of the current weakness in U.S. drilling activity. Recent investments in Latin America are providing significant benefits as this region has experienced the greatest increase in drilling activity of the major oil producing areas.

This quarter's results represent the final quarter before consolidating the results of our recent acquisition of Western. While merger related costs will depress earnings for the next two quarters, the acquisition should add 70-80% to the Company's revenue beginning in the June quarter. In addition, the majority of our consolidation efforts and the resulting benefits should be in place by the beginning of fiscal 1996."



                                              Three Months Ended                    Six Months Ended
                                           3/31/95           3/31/94           3/31/95            3/31/94
                                           -------           -------           -------            -------
                                    (In thousands except per share data)
 Revenue                                $  106,668       $    98,451        $   226,083       $   203,208

 Cost of Sales and Services                 90,665            85,658            190,264           173,300

 Other Operating Expenses                   12,568            11,231             24,679            22,292
                                        ----------       -----------        -----------       -----------

 Operating Income                            3,435             1,562             11,140             7,616
 Interest Expense - net                     (2,114)           (1,389)            (4,284)           (2,745)

 Other Income - net                            393               383                940                95

 Income Taxes                                 (336)             (111)            (1,674)             (949)
                                        ----------       -----------        -----------       -----------

 Income Before Cumulative Effect
    of Accounting Change                     1,378               445              6,122             4,017
 Cumulative Effect of Accounting
    Change                                                                                        (10,400)
                                        ----------       -----------        -----------       -----------


 Net Income (Loss)                      $    1,378       $       445        $     6,122       $    (6,383)
                                        ==========       ===========        ===========       ===========





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
                                              Three Months Ended                    Six Months Ended
                                           3/31/95           3/31/94           3/31/95            3/31/94
                                           -------           -------           -------            -------
                                     (In thousands except per share data)
 Earnings (Loss) per Share:
    Before Cumulative Effect            $        0.09    $         0.03      $        0.39    $         0.26

    Cumulative Effect of
       Accounting Change                                                                               (0.66)
                                        -------------    --------------      -------------    --------------

    Earnings (Loss) Per Share           $        0.09    $         0.03      $        0.39     $       (0.40)
                                        =============    ==============      =============     =============

 Average Share Outstanding                     15,717            15,663             15,717            15,663



Western Results

Western's results for the quarter ended March 31, 1995 show revenue of $80.0 million and an operating loss from continuing operations of $1.9 million. The revenue figure represents a 3% increase from the same prior year quarter due primarily to additional revenue from Western's production chemical business. Western's pressure pumping revenue increased slightly compared to the previous year's quarter and its production chemical business increased by $2.1 million, or 27%, due to revenues from the acquisition of Betz Energy Chemicals, Inc. in June 1994.

The $1.9 million operating loss from Western's continuing operations represents an increase from prior year's operating loss of $.5 million. Most of the increase results from higher depreciation expense and $1.2 million of non-recurring expenses associated with the merger with BJ.

The unaudited results for the quarter are summarized as follows:

                                                                Three Months Ended
                                                           3/31/95             3/31/94
                                                           -------             -------
                                                      (In thousands except per share data)
 Revenue
    Pressure pumping                                   $     70,489       $       70,278
    Production chemicals                                      9,503                7,773
                                                       ------------       --------------
                                                             79,992               78,051





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
                                                                Three Months Ended
                                                           3/31/95             3/31/94
                                                           -------             -------
                                                       (In thousands except per share data)
 Operating Costs and Expenses:

    Pressure pumping                                         64,900               64,677
    Production chemicals                                      8,922                7,092

    Depreciation and amortization                             5,354                4,577

    General and administrative                                2,740                2,234
                                                       ------------       --------------

                                                             81,916               78,580
                                                       ------------       --------------
 Operating Loss from Continuing Operations             $     (1,924)      $         (529)





BJ Services Company is a leading provider of pressure pumping and related services to the petroleum industry.


                                  **********
             (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)





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